Preliminary Term Sheet (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and Product Supplement EQUITY STR-1 dated February 11, 2026)	Subject to Completion Dated March 5, 2026	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-287303

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	March , 2026 March , 2026 March , 2031
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Autocallable Strategic Accelerated Redemption Securities® Linked to the iShares® Silver Trust

▪  Automatically callable if the closing price of the iShares® Silver Trust (the “Market Measure”) on any Observation Date, occurring approximately one, two, three, four and five years after the pricing date, is at or above the Starting Value. If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Amount, and no further amounts will be payable on the notes.

▪  In the event of an automatic call, the amount payable per unit will be:

▪  [$12.25 to $12.35] if called on the first Observation Date

▪  [$14.50 to $14.70] if called on the second Observation Date

▪  [$16.75 to $17.05] if called on the third Observation Date

▪  [$19.00 to $19.40] if called on the fourth Observation Date

▪  [$21.25 to $21.75] if called on the final Observation Date

▪  If not called on any of the first four Observation Dates, a maturity of approximately five years

▪  If not called on any of the Observation Dates, 1-to-1 downside exposure to decreases in the Market Measure beyond a 15% decline, with 85% of your principal at risk

▪  All payments are subject to the credit risk of Barclays Bank PLC.

▪  No periodic interest payments

▪  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes.”

▪  Limited secondary market liquidity, with no exchange listing

▪  The notes are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom, or any other jurisdiction.

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1 and beginning on page S-9 of the prospectus supplement.

Our initial estimated value of the notes, based on our internal pricing models, is expected to be between $8.57 and $9.37 per unit on the pricing date, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. All payments are subject to the risk of exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page TS-3 and “Risk Factors” beginning on page TS-7 of this term sheet.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.00	$
Underwriting discount(1)	$ 0.20	$
Proceeds, before expenses, to Barclays	$ 9.80	$

(1)	For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

March    , 2026

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Summary

The Autocallable Strategic Accelerated Redemption Securities® Linked to the iShares® Silver Trust, due March    , 2031 (the “notes”) are our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays. The notes are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power (as described herein) or any other resolution measure by any relevant U.K. resolution authority.

The notes will be automatically called if the Observation Level of the Market Measure, which is the iShares® Silver Trust (the “Market Measure”), on any Observation Date is equal to or greater than the Call Level. If your notes are called, you will receive the applicable Call Amount on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called on any Observation Date and the Ending Value is greater than or equal to the Threshold Value, you will receive the principal amount of the notes at maturity. However, if your notes are not called on any Observation Date and the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of the notes at maturity. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our credit risk. See “Terms of the Notes” below.

On the cover page of this term sheet, we have provided the estimated value range for the notes. This range of estimated values was determined based on our internal pricing models, which take into account a number of variables, including volatility, interest rates and our internal funding rates, which are our internally published borrowing rates, and the economic terms of certain related hedging arrangements. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. This range of estimated values may not correlate on a linear basis with the range of Call Amounts and Call Premiums for the notes. The estimated value of the notes calculated on the pricing date is expected to be less than the public offering price and will be set forth in the final term sheet made available to investors in the notes.

The economic terms of the notes (including the Call Amounts and Call Premiums) are based on our internal funding rates, which may vary from the levels at which our benchmark debt securities trade in the secondary market, and the economic terms of certain related hedging arrangements. The difference between these rates, as well as the underwriting discount, the hedging-related charge and other amounts described below, will reduce the economic terms of the notes. For more information about the estimated value and the structuring of the notes, see “Structuring the Notes” below.

Terms of the Notes		Payment Determination
Issuer:	Barclays Bank PLC (“Barclays”)	Automatic Call Provision:
Principal Amount:	$10.00 per unit
Term:	Approximately five years, if not called on any of the first four Observation Dates
Market Measure:	The iShares® Silver Trust (Bloomberg symbol: “SLV”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Ending Value:	The Observation Level of the Market Measure on the final Observation Date
Observation Level:	The Closing Market Price of the Market Measure times the Price Multiplier on the applicable Observation Date
Price Multiplier:	1, subject to adjustment for certain events relating to the Market Measure as described beginning on page PS-31 of product supplement EQUITY STR-1
Observation Dates:	On or about March , 2027, March , 2028, March , 2029, March , 2030 and March , 2031 (the final Observation Date), approximately one, two, three, four and five years after the pricing date. The scheduled Observation Dates are subject to postponement in the event of Market Disruption Events, as described beginning on page PS-25 of product supplement EQUITY STR-1.
Call Level:	100% of the Starting Value

Redemption Amount Determination:

If the notes are not called you will receive the Redemption Amount per unit on the maturity date, determined as follows:

In this case, you will receive a payment that is less, and possibly significantly less, than the principal amount per unit.

Call Amounts (per Unit) and Call Premiums:	[$12.25 to $12.35], representing a Call Premium of [22.50% to 23.50%], if called on the first Observation Date; [$14.50 to $14.70], representing a Call Premium of [45.00% to 47.00%], if called on the second Observation Date; [$16.75 to $17.05], representing a Call Premium of [67.50% to 70.50%], if called on the third Observation Date; [$19.00 to $19.40], representing a Call Premium of [90.00% to 94.00%], if called on the fourth Observation Date; and [$21.25 to $21.75]. representing a Call Premium of [112.50% to 117.50%], if called on the final Observation Date. The actual Call Amounts and Call Premiums will be determined on the pricing date.
Call Settlement Dates:	Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-25 of product supplement EQUITY STR-1; provided, however, that the Call Settlement Date related to the final Observation Date will be the maturity date
Threshold Value:	85% of the Starting Value, rounded to two decimal places
Fees and Charges:	The public offering price of the notes includes the underwriting discount of $0.20 per unit listed on the cover page and a hedging-related charge of $0.05 per unit described in “Structuring the Notes” below.
Calculation Agents:	Barclays and BofA Securities, Inc. (“BofAS”)
Autocallable Strategic Accelerated Redemption Securities®	TS-2

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY STR-1 dated February 11, 2026: http://www.sec.gov/Archives/edgar/data/312070/000095010326001964/dp241434_424b2-equitystr1.htm

▪	Series A MTN prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

▪	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from us, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this term sheet to “we,” “us,” “our” or similar references are to Barclays.

“Autocallable Strategic Accelerated Redemption Securities®” and “STARs®” are the registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the notes into shares or other securities or other obligations of Barclays or another person (and the issue to, or conferral on, the holder or beneficial owner of the notes of such shares, securities or obligations); (iii) the cancellation of the notes and/or (iv) the amendment or alteration of the maturity of the notes, or the amendment of the amount of interest or any other amounts due on the notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the notes further acknowledges and agrees that the rights of the holders or beneficial owners of the notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Risk Factors—Issuer-related Risks—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Autocallable Strategic Accelerated Redemption Securities®	TS-3

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪  You anticipate that the Observation Level of the Market Measure on any of the Observation Dates will be equal to or greater than the Call Level and, in that case, you accept an early exit from your investment.

▪  You accept that any positive return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Market Measure is greater than the applicable Call Premium.

▪  If the notes are not automatically called, you accept that your investment will result in a loss, which could be significant, if the Market Measure decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪  You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪  You are willing to forgo dividends and other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the inclusion in the public offering price of the underwriting discount, the hedging-related charge and other amounts, as described above.

▪  You are willing and able to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪  You are willing and able to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

▪  You wish to make an investment that cannot be automatically called prior to maturity.

▪  You anticipate that the Observation Level of the Market Measure will be less than the Call Level on each Observation Date.

▪  You anticipate that the notes will not be automatically called and the price of the Market Measure will decrease from the Starting Value to the Ending Value.

▪  You seek an uncapped return on your investment.

▪  You seek 100% principal repayment or preservation of capital.

▪  You seek interest payments or other current income on your investment.

▪  You want to receive dividends or have other benefits of directly owning shares of the Market Measure or the commodity held by the Market Measure.

▪  You seek an investment for which there will be a liquid secondary market.

▪  You are unwilling or unable to take market risk on the notes or to take our credit risk as issuer of the notes.

▪  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by U.K. resolution authorities.

We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

Autocallable Strategic Accelerated Redemption Securities®	TS-4

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels and Call Premiums, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

(1)	a Starting Value of 100.00;

(2)	a Threshold Value of 85.00;

(3)	a Call Level of 100.00;

(4)	an expected term of the notes of approximately five years, if the notes are not called on any of the first four Observation Dates;

(5)	a Call Premium of 23.00% of the principal amount if the notes are called on the first Observation Date; 46.00% of the principal amount if called on the second Observation Date; 69.00% of the principal amount if called on the third Observation Date; 92.00% of the principal amount if called on the fourth Observation Date; and 115.00% of the principal amount if called on the final Observation Date (in each case, the midpoint of the applicable Call Premium ranges); and

(6)	Observation Dates occurring approximately one, two, three, four and five years after the pricing date.

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure. For recent actual levels of the Market Measure, see “The Market Measure” section below. In addition, all payments on the notes are subject to issuer credit risk.

Notes Are Called on an Observation Date

The notes will be called at $10.00 plus the applicable Call Premium on one of the Observation Dates if the relevant Observation Level is equal to or greater than the Call Level. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Level on the first Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.30 = $12.30 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.60 = $14.60 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 - The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $6.90 = $16.90 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 4 - The Observation Levels on the first, second and third Observation Dates are below the Call Level, but the Observation Level on the fourth Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $9.20 = $19.20 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 5 - The Observation Levels on the first, second, third and fourth Observation Dates are below the Call Level, but the Observation Level on the fifth and final Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $11.50 = $21.50 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Notes Are Not Called on Any Observation Date

Example 6 - The notes are not called on any Observation Date and the Ending Value is greater than or equal to the Threshold Value. The Redemption Amount per unit will be $10.00.

Example 7 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 50.00, the Redemption Amount per unit will be:

Autocallable Strategic Accelerated Redemption Securities®	TS-5

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031
Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date					Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6	Example 7
Starting Value	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00	100.00	100.00
Threshold Value	85.00	85.00	85.00	85.00	85.00	85.00	85.00
Observation Level on the first Observation Date	150.00	78.00	78.00	78.00	78.00	78.00	78.00
Observation Level on the second Observation Date	N/A	105.00	78.00	78.00	78.00	78.00	78.00
Observation Level on the third Observation Date	N/A	N/A	105.00	78.00	78.00	78.00	78.00
Observation Level on the fourth Observation Date	N/A	N/A	N/A	105.00	78.00	78.00	78.00
Observation Level on the final Observation Date	N/A	N/A	N/A	N/A	105.00	95.00	50.00
Return of the Market Measure	50.00%	5.00%	5.00%	5.00%	5.00%	-5.00%	-50.00%
Return of the Notes	23.00%	46.00%	69.00%	92.00%	115.00%	0.00%	-35.00%
Call Amount / Redemption Amount per Unit	$12.30	$14.60	$16.90	$19.20	$21.50	$10.00	$6.50
Autocallable Strategic Accelerated Redemption Securities®	TS-6

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1 and page S-9 of the Series A MTN prospectus supplement identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	If the notes are not automatically called, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Your investment return is limited to the return represented by the Call Premiums and may be less than a comparable investment directly in shares of the Market Measure or the commodity held by the Market Measure.

Issuer-related Risks

▪	Payments on the notes are subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority. Notwithstanding and to the exclusion of any other term of the notes or any other agreements, arrangements or understandings between Barclays and any holder or beneficial owner of the notes (or the trustee on behalf of the holders of the notes), by acquiring the notes, each holder or beneficial owner of the notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this term sheet. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the notes losing all or a part of the value of your investment in the notes or receiving a different security from the notes, which may be worth significantly less than the notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the notes. See “Consent to U.K. Bail-in Power” in this term sheet as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Valuation- and Market-related Risks

▪	The estimated value of your notes is based on our internal pricing models. Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. These variables and assumptions are not evaluated or verified on an independent basis and may prove to be inaccurate. Different pricing models and assumptions of different financial institutions could provide valuations for the notes that are different from our estimated value.

▪	The estimated value is based on a number of variables, including volatility, interest rates and our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced in this term sheet may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

▪	The estimated value of your notes is expected to be lower than the public offering price of your notes. This difference is expected as a result of certain factors, such as the inclusion in the public offering price of the underwriting discount, the hedging-related charge, the estimated profit, if any, that we or any of our affiliates expect to earn in connection with structuring the notes, and the estimated cost which we may incur in hedging our obligations under the notes, as further described in “Structuring the Notes” below. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes and lower than the estimated value because the secondary market prices take into consideration the levels at which our debt securities trade in the secondary market, but do not take into account such fees, charges and other amounts.

▪	The estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS or its affiliates, or any of our affiliates or any other third parties may be willing to purchase the notes from you in secondary market transactions. The price at which you may be able to sell your notes in the secondary market at any time will be influenced by many

Autocallable Strategic Accelerated Redemption Securities®	TS-7

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar size trades, and may be substantially less than our estimated value of the notes. Any sale prior to the maturity date could result in a substantial loss to you.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in shares of the Market Measure or the commodity held by the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The sponsor and advisor of the Market Measure may adjust the Market Measure in a way that could adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

▪	You will have no rights of a holder of shares of the Market Measure or any rights with respect to the commodity held by the Market Measure, and you will not be entitled to receive dividends or other distributions by the Market Measure.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Market Measure, we, MLPF&S, BofAS and our respective affiliates do not control the Market Measure and have not verified any disclosure made by any other company.

▪	There are liquidity and management risks associated with the Market Measure.

▪	The performance of the Market Measure may not correlate with the performance of the commodity held by the Market Measure as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or the price of the commodity may be adversely affected, sometimes materially.

▪	If the liquidity of the commodity held by the Market Measure is limited, the value of the Market Measure and, therefore, the return on the notes would likely be impaired.

▪	Suspension or disruptions of market trading in the commodity held by the Market Measure may adversely affect the value of your notes.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Market Measure. See “Description of the Notes – Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts, as described below under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of the ownership and disposition of the notes could be materially and adversely affected.

Even if the treatment of the notes is respected, the IRS may assert that the notes constitute “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), in which case gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an

Autocallable Strategic Accelerated Redemption Securities®	TS-8

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

investment in the notes (including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The Market Measure holds a single commodity and not a diverse basket of commodities or components of a broad-based commodity index. The Market Measure’s assets may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the notes carry greater risk and may be more volatile than notes linked to the prices of more commodities or a broad-based commodity index.

Silver prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Market Measure. The investment objective of the Market Measure is to reflect the performance of the price of silver, less the Market Measure’s expenses. The price of silver is primarily affected by the global demand for and supply of silver. The market for silver is global, and silver prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of silver is usually quoted), interest rates, silver borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Silver prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of silver by the official sector, including central banks and other governmental agencies and multilateral institutions that hold silver. Additionally, silver prices may be affected by levels of silver production, production costs and short-term changes in supply and demand due to trading activities in the silver market. From time to time, above-ground inventories of silver may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of silver has recently been, and may continue to be, extremely volatile. Consequently, the performance of the Market Measure and the return on the notes could be adversely affected.

The value of the Market Measure may not fully replicate the price of silver. The performance of the Market Measure may not fully replicate the price of silver due to the fees and expenses charged by the Market Measure, restrictions on access to silver or other circumstances. The Market Measure does not generate any income and as the Market Measure regularly sells silver to pay for its ongoing expenses, the amount of silver represented by the Market Measure has gradually declined over time. The Market Measure sells silver to pay expenses on an ongoing basis irrespective of whether the trading price of the Market Measure rises or falls in response to changes in the price of silver. The sale of the Market Measure’s silver to pay expenses at a time of low silver prices could adversely affect the value of the Market Measure. Additionally, there is a risk that part or all of the Market Measure’s silver could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

There are risks relating to commodities trading on the London Bullion Market Association. The value of the Market Measure is closely related to the price of silver. Silver is traded on the London Bullion Market Association (the “LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA silver prices as a global benchmark for the value of silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

Autocallable Strategic Accelerated Redemption Securities®	TS-9

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

The Market Measure

All information contained in this term sheet regarding the Market Measure has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, the sponsor of the Market Measure, iShares Delaware Trust Sponsor LLC (“iShares Delaware”), an indirect subsidiary of BlackRock, Inc. The Bank of New York Mellon is the trustee of the Market Measure, and JPMorgan Chase Bank, N.A., London branch, is the custodian of the Market Measure. The consequences of any discontinuance of the Market Measure are discussed in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” in product supplement EQUITY STR-1. None of us, the calculation agents, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of the Market Measure or any successor. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Market Measure in connection with the offer and sale of the notes. The Market Measure is an investment trust that trades on the NYSE Arca, Inc. under the ticker symbol “SLV.”

The Market Measure seeks to reflect generally the performance of the price of silver, before the payment of the Market Measure’s expenses and liabilities. The assets of the Market Measure consist primarily of silver held by the custodian on behalf of the Market Measure. The Market Measure issues blocks of shares in exchange for deposits of silver and distributes silver in connection with the redemption of blocks of shares. The shares of the Market Measure are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.

The shares of the Market Measure represent units of fractional undivided beneficial interest in and ownership of the Market Measure. The Market Measure is a passive investment vehicle and the trustee of the Market Measure does not actively manage the silver held by the Market Measure. The trustee of the Market Measure sells silver held by the Market Measure to pay the Market Measure’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the Market Measure’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the Market Measure and is payable monthly in arrears. The trustee of the Market Measure will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of expenses or liabilities of the Market Measure not assumed by iShares Delaware. As a result of the recurring sales of silver necessary to pay the Market Measure sponsor’s fee and the Market Measure expenses or liabilities not assumed by the Market Measure sponsor, the net asset value of the Market Measure will decrease over the life of the Market Measure. New deposits of silver, received in exchange for additional new issuances of shares by the Market Measure, do not reverse this trend.

Information provided to or filed with the SEC by the Market Measure pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-268747 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The Market Measure is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder. The Market Measure is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Autocallable Strategic Accelerated Redemption Securities®	TS-10

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

The following graph shows the daily historical performance of the Market Measure on its primary exchange in the period from January 1, 2016 through February 27, 2026. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On February 27, 2026, the Closing Market Price of the Market Measure was $84.99. The graph below may reflect adjustments in response to certain actions, such as stock splits and reverse stock splits.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Market Measure during any period set forth above is not an indication that the price per share of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices of the Market Measure.

Autocallable Strategic Accelerated Redemption Securities®	TS-11

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has advised us that MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that, at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Market Measure, the remaining term of the notes and our creditworthiness. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:

•	the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•	a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•	a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”) and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).

Please contact your MLPF&S financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Autocallable Strategic Accelerated Redemption Securities®	TS-12

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Market Measure. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The economic terms of the notes are based on our internal funding rates, which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the pricing date will be based on our internal funding rates. Our estimated value of the notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Market Measure. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and their or our affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Market Measure, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements, any estimated profit that we or any of our affiliates expect to earn in connection with structuring the notes and estimated costs which we may incur in hedging our obligations under the notes.

BofAS has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by us, BofAS or any third party hedge providers.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-9 and “Use of Proceeds and Hedging” on page PS-23 of product supplement EQUITY STR-1.

Autocallable Strategic Accelerated Redemption Securities®	TS-13

Autocallable Strategic Accelerated Redemption Securities®
Linked to the iShares® Silver Trust, due March , 2031

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Market Measure. Assuming this treatment is respected, upon a sale or exchange of the notes (including redemption upon an automatic call or at maturity), you should recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the notes, which should equal the amount you paid to acquire the notes. Subject to the application of the constructive ownership rules, any gain or loss recognized on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as constructive ownership transactions within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over the notes’ term. In addition, long-term capital gain that you would otherwise recognize in respect of your notes up to the amount of the “net underlying long-term capital gain” could, if you are an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Autocallable Strategic Accelerated Redemption Securities®	TS-14